Exhibit 10.22
Director Compensation Summary
     Each director of our general partner who is not an employee of our general partner is reimbursed for any travel, lodging and other out-of-pocket expenses related to meeting attendance or otherwise related to service on the board (including, without limitation, reimbursement for continuing education expenses). Each non-employee director is currently paid an annual retainer fee of $45,000. Mr. Armstrong is otherwise compensated for his services as an employee and therefore receives no separate compensation for his services as a director. In addition to the annual retainer, each committee chairman (other than the chairman of the audit committee) receives $2,000 annually. The chairman of the audit committee receives $30,000 annually, and the other members of the audit committee receive $15,000 annually, in each case, in addition to the annual retainer.
     Our non-employee directors receive LTIP awards or cash equivalent awards as part of their compensation. The LTIP awards vest annually in 25% increments and have an automatic re-grant feature such that as they vest, an equivalent amount that is granted. The three non-employee directors who serve on our audit committee each receive a grant of 10,000 units (vesting 2,500 units per year), and Mr. Sinnott received a grant of 5,000 units (vesting 1,250 units per year). Mr. Petersen and Mr. Capobianco each have assigned all director compensation to an affiliate of the Plains All American GP LLC member that appointed him as a director. Such affiliates receive an annual cash payment based on the value of the annual vesting of Mr. Sinnott’s award.
     All LTIP awards held by a director will vest in full upon the next vesting date after the death or disability (as determined in good faith by the board) of the director. For any “independent” directors (as defined in the GP LLC Agreement, and currently including Messrs. Goyanes, Smith and Symonds), the units will also vest in full if such director (i) retires (no longer with full-time employment and no longer serving as an officer or director of any public company) or (ii) is removed from the Board or is not reelected to the Board, unless such removal or failure to reelect is for “good cause”, as defined in the letter granting the phantom units.